Sooner Holdings, Inc.
                             Audit Committee Charter

The purpose of the Audit Committee (the "Committee") of the Board of Directors (the "Board") of Sooner Holdings, Inc. (the "Company") shall be to assist the Board of Directors in fulfilling its responsibilities by appointing, compensating and overseeing the services provided by the Company's independent accounting firm. The Committee shall also be responsible for reviewing: (i) the financial reports provided by the Company to the Securities and Exchange Commission ("SEC"), the Company's shareholders or to the general public, and
(ii) the Company's internal financial and accounting controls.

Composition

The  Audit   Committee  shall  meet  the  size,   independence   and  experience
requirements of the relevant stock exchange as may be in effect from time to time.

Authority and Responsibilities

The following shall be the principal recurring duties of the Committee in carrying out its responsibilities. These duties are set forth as a guide with the understanding that the Committee may supplement them as appropriate and may establish policies and procedures from time to time that it deems necessary or advisable in fulfilling its responsibilities under this Charter, the Company's Bylaws and governing law.

The Audit Committee's primary responsibility shall be to assist the Board in monitoring the integrity of the financial statements of the Company and the independence of the Company's external auditors. In carrying out its responsibility, the Audit Committee shall undertake the following activities:

     1. Recommend to the Board, in advance of the annual meeting of the stockholders, the appointment of the independent auditor to audit the books, records and accounts of the Company. Such independent auditor is ultimately accountable to the Board and the Audit Committee, as representatives of the stockholders.

     2. Evaluate the performance of the independent auditor and, if so determined by the Audit Committee, recommend that the Board replace the independent auditor.

     3.   Approve the fees to be paid to the independent auditor.


                                                                   Exhibit 20.1
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     4.   Receive  written  periodic   reports  from  the  independent   auditor
          delineating all relationships between the independent auditor and the Company. This report shall be consistent with Independence Standards Board Standard No. 1 regarding the auditor's independence. The Audit Committee shall actively engage in dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor, and if determined by the Audit Committee, recommend that the Board take appropriate action to insure the independence of the auditor.

     5. Meet/conference with the independent auditor prior to the audit to review the planning of the audit.

     6. Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company response to that letter. Such review should include:

     a. Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

     b.   Any changes required in the planned scope of the internal audit.

     c. The internal audit department responsibilities, budget and staffing related to the preparation of the financial statements.

     7. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

     8. Obtain from the independent auditor assurance that Section 10A of the Securities Exchange Act of 1934 has been adhered to.

     9. Review the Company's annual audited financial statements and the report thereon with the independent auditor and management prior to the publication of such statements.

     10. Review with management and the independent auditor the Company's quarterly financial statements prior to the release of quarterly earnings.

     11. Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements.

     12.  Review  major  changes  to  the  Company's   auditing  and  accounting
          principles and practices as suggested by the independent auditor, internal auditors or management.


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     13.  Meet  periodically  with  management  to review  the  Company's  major financial risk exposures and the steps that management has taken to monitor and control such exposures.

     14. Meet at least annually with the Chief Financial Officer and the independent auditor in separate executive sessions.

     15. Review with the Company's General Counsel legal matters that may have a material impact on the financial statements, the Company's compliance policies and any material reports or inquiries received from regulators or governmental agencies

     16. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

     17. Prepare the required written confirmation to the relevant Stock Exchange at least once a year or upon any changes to the composition of the Audit Committee.

     18. Review and reassess the adequacy of this Charter annually and submit it to the Board for approval.

The Audit Committee shall meet at least four times a year and make a report to the Board following each meeting. The Audit Committee shall have the authority to retain special legal, accounting or other advisors as it deems necessary.

While the Audit Committee has the responsibility and authority set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations.








                                                                    Exhibit 20.1
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